NON-COMPETE, NONDISCLOSURE,

AND OWNERSHIP OF INTELLECTUAL PROPERTY AGREEMENT

between

A.

VYCOR MEDICAL, INC., a US corporation incorporated in the State of Delaware with company number 4407435 whose registered office is at 3651 FAU Boulevard, Suite 300, Boca, FL 33431 (“Vycor”);

B.

NOVAVISION, INC.,  a US corporation incorporated in the State of Delaware with company number 4897076 whose registered office is at 3651 FAU Boulevard, Suite 300, Boca, FL 33431 (“Novavision”); and

C.

PROFESSOR ARASH SAHRAIE, residing at Shiels Lodge, Whitecairns, Aberdeenshire, AB23 8UL (“Prof.  Sahraie”).

WHEREAS

REASONS FOR AGREEMENT:

A.

Prof. Sahraie desires to continue his working relationship with Vycor and Novavision (together, the “Vycor Group”) pursuant to a secondment agreement entered into between The University Court of the University of Aberdeen (“University”) and Novavision Inc. on or about the date hereof (“Secondment Agreement”), and Vycor Group desires to continue such a working relationship with Prof. Sahraie.

B.

Prof. Sahraie acknowledges that, during the course of the work carried out with Vycor Group pursuant to the Secondment Agreement, Prof. Sahraie will have access to Confidential Information (as hereinafter defined), and that Prof. Sahraie may create, alone or with others, intellectual property of value to Vycor Group.  Prof. Sahraie understands that this makes Prof. Sahraie’s position one of trust and confidence and that Vycor Group has a legitimate business interest in protecting its Confidential Information.

C.

Prof. Sahraie understands Vycor Group’s need to limit disclosure and use of Confidential Information and acknowledges that Vycor Group has taken reasonable steps to do so. Prof. Sahraie understands that all restrictions in this Agreement are for the purpose of enabling Vycor Group to protect its legitimate business interests (including, but not limited to Confidential Information, Intellectual Property, trade secrets, and customer, patient, and client goodwill), to preserve its competitive status in the industry, to acquire and maintain customers, to develop and maintain new or unique products and processes, and to protect the integrity and future of Vycor Group.

D.

The parties have reached an understanding regarding Prof. Sahraie’s obligations with respect to the treatment of Confidential Information and intellectual property and Prof. Sahraie’s competition with Vycor Group, and both parties wish to reduce that agreement to writing.

E.

THEREFORE, in consideration of Prof. Sahraie entering into the Secondment Agreement and working with Vycor Group, Prof. Sahraie agrees to the following:

1.

Definitions.

1.1

In this Agreement, the following words and expressions shall bear the meanings set out below (unless the context requires otherwise):

“Agreement”

shall mean this non-compete, non-disclosure and ownership of intellectual property agreement.

“Confidential Information”

shall include, but not be limited to, Intellectual Property, trade secrets, know-how, inventions, techniques, processes, design concepts, drawings, formulae, ideas, technical data and specifications, testing methods, research and development activities, algorithms, software programs, source code, schematics, designs, contracts, customer and supplier lists, business associate lists, financial information, product plans, sales and marketing plans, business and proprietary information, and any other information not generally known in the industry regarding Vycor Group and its business, regardless of whether such information is in written, oral, electronic, or other form and regardless of whether the information originates from Vycor Group or its present or future divisions, subsidiaries, affiliates, or customers.

“Effective Date”

shall mean the date of this Agreement.

“Intellectual Property”

shall include all inventions, processes, improvements to inventions and processes, enhancements to inventions and processes (whether or not patentable), discoveries, designs, formulations, ideas, formulae, data, computer programs, trade secrets, and all copyrightable material, that is or has previously been conceived, developed, or made by Prof. Sahraie, alone or with others, in the course of his secondment to, or while using the facilities or resources of, Vycor Group or any predecessor in interest (including without limitation, as an employee of NovaVision Inc., The University Court of The University of Aberdeen whilst on secondment to Sight Science Limited and/or NovaVision Inc (to the extent that such subject matter is not already covered by existing confidentiality and/or intellectual property provisions having equivalent effect contained within any documentation governing the employment relationship between Prof. Sahraie and the University), or Sight Science Limited,  or any  owners or subsidiaries of any of the foregoing), regardless of whether such Intellectual Property is in written, oral, electronic, or other form.

“Option Agreement”

shall mean the option agreement entered into between the University and Sight Science Limited dated on or about the date hereof.

1.2

The singular includes the plural and the masculine includes the feminine and vice versa.

1.3

References to persons shall include bodies corporate, unincorporated associations and partnerships.

1.4

References to any Clause or Sub-clause are references to such terms contained in this Agreement, unless otherwise specified.

1.5

Reference to this Agreement shall include the Recitals.

1.6

Reference to any party in this Agreement shall be deemed to include a reference to its successors, permitted transferees and permitted assignees.

1.7

Reference to any Scottish legal term for any action, judicial procedure, court, concept or principle shall, where appropriate, include any equivalent or, in the absence of an equivalent, the closest approximation to such term in any other relevant jurisdiction.

2.

Confidentiality.

(a)

Except as may be required for the performance of Prof. Sahraie’s duties during his secondment to Vycor Group, or unless specifically authorised in writing by Vycor Group, Prof. Sahraie shall not, either during or after employment with Vycor Group, use, publish, or disclose any Confidential Information acquired by Prof. Sahraie.

(b)

Prof. Sahraie agrees not to engage in the reverse engineering of any Confidential Information, except as may be required by Vycor Group in the course of his secondment to Vycor Group for the development of Intellectual Property.

3.

Ownership and Return of Company Property.

Prof. Sahraie acknowledges and agrees that all materials including, without limitation, business information, files, research, records, memoranda, decoders, books, lists, computer disks, hardware, software, documents, drawings, models, apparatus, sketches, patient data, and designs received or used by Prof. Sahraie during his secondment to Vycor Group or any predecessor in interest, and any tangible embodiments of such materials created by Prof. Sahraie, alone or with others, whether confidential or not, are the property of Vycor Group.  Prof. Sahraie shall return to Vycor Group all such materials, including copies thereof, in Prof. Sahraie’s possession or under Prof. Sahraie’s control upon termination of Prof. Sahraie’s secondment to Vycor Group for whatever reason, or upon the written request of Vycor Group.  The return of such materials shall take place within forty-eight (48) hours of the notice of termination or the written request, whichever comes first. Confirmation of its complete return will be submitted by Prof. Sahraie in writing, which shall include a statement by Prof. Sahraie confirming that he possesses no other information covered by this paragraph.

4.

Non-Competition.

(a)

In consideration for his secondment to Vycor Group, Prof. Sahraie agrees that during his secondment to Vycor Group and for a period of eighteen months immediately thereafter,

regardless of the reason or method of  termination of the Secondment Agreement, Prof. Sahraie will not directly or indirectly engage in, represent, be employed by, be affiliated with, or be connected with any competing business or activity in the same, a related, or a similar capacity to the capacity in which Prof. Sahraie worked for Vycor Group.  Prof. Sahraie recognizes that Vycor Group has a global presence in its industry with unique customers, including licensees and sublicensees, who are not concentrated in a specific geographic area but are instead located in five continents.  Prof. Sahraie therefore agrees that the geographic area in which Prof. Sahraie will not compete with Vycor Group shall be world-wide and that such a geographic scope is reasonable and necessary to protect Vycor Group’s legitimate business interests (including, but not limited to Confidential Information, Intellectual Property, trade secrets, and customer, patient, and client goodwill). Competing business or activity is defined as any business or activity which involves the provision of any Medical Vision Therapy having a software component and is delivered to a patient by visual or electrical means in competition with Vycor Group.  Prof. Sahraie agrees that the geographical area, scope of activity, and time period restrictions imposed upon Prof. Sahraie are fair and reasonably required for the protection of Vycor Group’s legitimate business interests.

(b)

Notwithstanding the provisions of Clause 4 (a), Prof Sahraie shall be entitled to:- (i) be a director and shareholder of Ythan Opticians Limited, a company incorporated under the Companies Acts (SC341061), having its registered office at Shiels Lodge, Whitecairns, Aberdeenshire, AB23 8UL for so long as it does not compete with Novavision’s Business or the business of the Company; (ii) continue to carry out all of the duties incumbent upon him in terms of his contract of employment with the University or such duties as may be incumbent upon him in terms of any contract of employment entered into with any other academic institution; and (iii) participate in collaborative or other research projects involving the University and/or other academic institutions or not-for-profit organisations in line with normal academic custom.

(c)

It is agreed that any Intellectual Property which is generated by Prof. Sahraie during the time in which he is working for the University pursuant to his employment contract with the University for the time being shall not be subject to the provisions of this Agreement unless such Intellectual Property is generated in conditions under which the provisions of the Option Agreement are deemed to apply.

(d)

It is agreed that any intellectual property rights which are generated by Prof.Sahraie which are not included in the definition of Intellectual Property and/or are not generated in conditions under which the provisions of the Option Agreement are deemed to apply shall not be subject to the provisions of this Agreement.

5.

Non-Solicitation by Prof. Sahraie.

Prof. Sahraie agrees that during his secondment to Vycor Group and for a period of eighteen (18) months immediately following termination of secondment, regardless of the reason, Prof. Sahraie will not, directly or indirectly, for Prof. Sahraie or on behalf of any other person, partnership, company, corporation, or other business entity, solicit, induce, or attempt to induce any of the then current employees of Vycor Group to terminate their employment with Vycor Group.

6.

Disclosure and Ownership of Intellectual Property.

(a)

Prof. Sahraie:

(1)

Must promptly and fully disclose to Vycor Group any and all Intellectual Property insofar as Prof.Sahraie is aware of the existence of same;

(2)

Agrees that in questions between Prof.Sahraie and Vycor Group all Intellectual Property is and shall be owned by Vycor Group;

(3)

Agrees to and does hereby grant, assign, transfer, and convey to Vycor Group his entire right, title, and interest in and to all Intellectual Property;

(4)

Agrees to notify Vycor Group immediately in the event that he believes that rights may exist in favour of third parties to any Intellectual Property and confirms that he will seek the approval of Vycor Group before entering into any arrangement whereby such third parties may acquire any such rights;

(5)

Insofar as he has right to do so at the cost of Vycor Group, agrees and undertakes to  execute and deliver any and all documents, take all actions and render any and all assistance reasonably requested by Vycor Group, during or within six months after Prof. Sahraie’s secondment to Vycor Group, to give effect to Prof. Sahraie’s obligations in respect of the Intellectual Property under this Agreement; and

(6)

Acknowledges that all Intellectual Property that is copyrightable subject matter and that qualifies as a "work made for hire" shall be automatically owned by Vycor Group.

(7)

Agrees to promptly disclose to Vycor Group in writing any external projects relating to medical therapy, vision treatment and/or software or computer hardware development with which he is currently or becomes involved and explain in writing how such project(s) do not violate this Agreement.

(b)

In the event Vycor Group is unable for any reason whatsoever to secure Prof. Sahraie’s signature to any document required to give effect to Prof.Sahraie’s obligations under this Agreement, Prof. Sahraie hereby irrevocably appoints Vycor Group and its authorised officers and agents as Prof. Sahraie’s agents and attorneys-in-fact to execute and file any such application and to do all other acts to further the prosecution and issuance of patents, copyrights, or other rights thereon with the same legal force and effect as if executed by Prof. Sahraie.

7.

Duty to Assist.

During Prof. Sahraie’s secondment to Vycor Group, Prof. Sahraie shall promptly notify Vycor Group of any and all known or suspected instances of infringement, reverse engineering, or other misuse of Confidential Information or of Vycor Group’s trademarks or patents insofar as within the actual knowledge of Prof.Sahraie.  Prof. Sahraie further agrees to assist Vycor Group as necessary to assert its legal rights against parties engaging in such unlawful acts subject to Prof. Sahraie being kept free of expense.

8.

Survival of Obligations and Enforcement.

(a)

The obligations Prof. Sahraie has under this Agreement shall survive the termination of his secondment to Vycor Group, regardless of the reasons or method of termination or separation.  The parties agree that each provision in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions in this Agreement shall for any reason be held by a court to be excessively broad as to geographical scope, activity, or time period, then such provision(s) shall be modified by such court and be applicable for such lesser geographical area, scope of activity, or time period as the court deems enforceable.  The parties agree to be bound by such judicial modification with the same force and effect as if such modifications were contained in this Agreement in the first instance.

(b)

Prof. Sahraie agrees that breach of this Agreement by Prof. Sahraie will cause Vycor Group irreparable harm for which recovery of money damages would be inadequate.  Vycor Group will, therefore, be entitled to seek specific performance and injunctive or other equitable relief, in addition to all remedies available at law, to protect Vycor Group’s rights under this Agreement.

(c)

Prof. Sahraie agrees that Vycor Group shall be entitled to recover from Prof. Sahraie all reasonable attorneys’ fees and costs properly incurred in enforcing its rights under this Agreement.

9.

Third-Party Information and Previously-Existing Subject Matter.

(a)

Prof. Sahraie represents to Vycor Group that Prof. Sahraie has not entered into any agreement with any other party that purports to require Prof. Sahraie to assign any Intellectual Property created, conceived, or first practiced by Prof. Sahraie while employed by Vycor Group nor is Prof. Sahraie subject to any law, court order, or regulation which purports to require such assignment with the exception of such arrangements which govern the work that he carries out during the time reserved for the performance of his employment obligations under his existing contract of employment with the University and the Option Agreement.

(b)

Prof. Sahraie represents to Vycor Group that any information created, developed or acquired by Prof. Sahraie while working with, as a secondee to, or an employee of, or contractor for any predecessor in interest to Vycor Group (including without limitation, as an employee of, or secondee to, any of NovaVision Inc., The University Court of The University of Aberdeen and Sight Science Limited,  or any owners or subsidiaries of any of the foregoing), that would qualify as Confidential Information had it been created, developed or acquired while a Vycor Group employee, has been previously fully identified to such predecessor in interest and assigned thereto.  Prof. Sahraie insofar as it has right thereto hereby agrees to and does assign any such information, including any such information not previously identified or assigned to such predecessor in interest, to

Vycor Group, and agrees to disclose in writing to Vycor Group the nature of any such information to the extent it has not previously been disclosed to such predecessor in interest.

(c)

If Prof. Sahraie has previously conceived of, or acquired any ownership interest in, any previously-existing subject matter which: (i) would be Intellectual Property if such was made while a Vycor Group employee; (ii) is Prof. Sahraie’s property, solely or jointly; and (iii) is used or relied upon by Prof. Sahraie while executing Prof. Sahraie’s duties under the Secondment Agreement or otherwise integrated into Vycor Group’s operations in any way, then Prof. Sahraie hereby grants (in so far as (i) by doing so he does not breach the provisions of his existing contract of employment with the University or the Option Agreement; and (ii) he has right to do so) Vycor Group a royalty-free license in perpetuity to use the previously-existing subject matter and agrees that any variations or developments of the same shall constitute Vycor Group’s Confidential Information and, where applicable, Intellectual Property; and Prof. Sahraie hereby agrees to notify Vycor Group of the existence of any previously-existing subject matter and provide a full written description of the same to Vycor Group prior to Prof. Sahraie’s use or reliance upon, or integration into Vycor Group’s operations, of the same.

10.

General Provisions.

(a)

Assignment.  The rights and obligations of Vycor Group under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Vycor Group.  The rights and obligations of Prof. Sahraie are personal, and may not be assigned or delegated without Vycor Group’s prior written consent.

(b)

Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of Scotland. The parties irrevocably agree that the courts of Scotland shall have exclusive jurisdiction in relation to any matters arising out of, or in connection with, this Agreement and, for those purposes, irrevocably prorogate theexclusive jurisdiction of those courts.

(c)

Headings.  The headings of the sections and paragraphs in this Agreement are included for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(d)

Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter contained in it and supersedes all previous agreements with respect to the subject matter contained in it.  This Agreement may only be amended or modified by a writing signed by all parties hereto.

IN WITNESS WHEREOF this Agreement, written on this and the preceding six pages, is executed as follows:-

They are subscribed by
PROFESSOR ARASH SAHRAIE
at
on the day of
Two Thousand and

____________________ Arash Sahraie

before this witness:-

____________________ Witness

____________________ Full Name

____________________ Address

____________________

They are subscribed for and on behalf of
NOVAVISION, INC.
At
on the day of
Two Thousand and
By Adrian Liddell Director

before this witness:-

____________________ Witness

____________________ Full Name

____________________ Address

____________________

They are subscribed for and on behalf of
VYCOR MEDICAL, INC.
At
on the day of
Two Thousand and
By Adrian Liddell Director

before this witness:-

____________________ Witness

____________________ Full Name

____________________ Address

____________________